Exhibit 4.2

FORM OF PRE-FUNDED SERIES L WARRANT

GEVO, INC.

PRE-FUNDED SERIES L WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Common Stock:

Date of Issuance: February 17, 2017 (“Issuance Date”)

Gevo, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [HOLDER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below),                      (                    ) fully paid non-assessable shares of Common Stock (as defined below), subject to adjustment as provided herein (the “Warrant Shares”); provided that, if at the time of any expiration of this Warrant the Holder would own in excess of the Maximum Percentage (as defined below) upon a full exercise of this Warrant, then the Expiration Date shall be automatically extended by six (6) months. Except as otherwise defined herein, capitalized terms in this Pre-Funded Series L Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 16. This Warrant is one of the Pre-Funded Series L Warrants to purchase Common Stock (the “Warrants”) issued pursuant to (i) that certain Underwriting Agreement, dated as of February 14, 2017 (the “Subscription Date”) by and between the Company and Oppenheimer & Co. Inc., (ii) the Company’s Registration Statement on Form S-3 (File number 333-211370) (the “Registration Statement”) and (iii) the Company’s prospectus supplement dated as of February 14, 2017.

The Aggregate Exercise Price (as defined below) of this Warrant, except for a nominal exercise price of $0.01 per Warrant Share, was pre-funded to the Company on or prior to the initial Issuance Date and, consequently, no additional consideration (other than the nominal exercise price of $0.01 per Warrant Share) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid Aggregate Exercise Price under any circumstance or for any reason whatsoever, including in the event this Warrant shall not have been exercised prior to the Expiration Date.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, in whole or in part, by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within two (2) Trading Days following the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or, if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) Trading Day following the date on which the Company has received the applicable Exercise Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached to the Exercise Notice, to the Holder and the Company’s transfer agent (the “Transfer Agent”). So long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the earlier of (i) the third (3rd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the date on which the Exercise Notice has been delivered to the Company, or, if the Holder does not deliver the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the second (2nd) Trading Day following the date on which the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered (such earlier date, the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is physically delivered to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price (or notice of a Cashless Exercise) with respect to such exercise.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $1.90 per share, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If either (I) the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Share Delivery Date, if (x) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such Common Stock on the Company’s share register or (y) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder’s balance account with DTC, for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant or (II) a registration statement (which may be the Registration Statement) covering the issuance or resale of the Warrant Shares that are the subject of the Exercise Notice (the “Exercise Notice Warrant Shares”) is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares and (x) the Company fails to promptly, but in no event later than two (2) Business Days after such registration statement becomes unavailable, to so notify the Holder and (y) the Company is unable to deliver the Exercise Notice Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Exercise Notice Warrant Shares to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, if on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (II) a Notice Failure occurs, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-

In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Holder’s balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Date (any payment described in clause (i) or clause (ii) above, a “Buy-In Payment Amount”). Notwithstanding anything to the contrary set forth in this paragraph, if a Buy-In Payment Amount cannot be paid in cash because of restrictions by one or more of the Company’s lenders (including the then holders of notes issued by the Company pursuant to one or more indentures or restrictions under other agreements related thereto), in lieu of making such payment in cash, the Company may elect, in its sole discretion, to satisfy such Buy-In Payment Amount by delivering a number of shares of Common Stock equal to the quotient determined by dividing (x) the Buy-In Payment Amount by (y) 90% of the last Weighted Average Price on the date of such payment. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares (or to electronically deliver such Warrant Shares) upon the exercise of this Warrant as required pursuant to the terms hereof. While this Warrant is outstanding, the Company shall cause its transfer agent to participate in the DTC Fast Automated Securities Transfer Program. In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 1 by the applicable Share Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise, and (ii) if a registration statement (which may be the Registration Statement) covering the issuance or resale of the Warrant Shares that are subject to an Exercise Notice is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares and the Holder has submitted an Exercise Notice prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares underlying such Exercise Notice electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, the Holder shall have the option, by delivery of notice to the Company, to (x) rescind such Exercise Notice in whole or in part and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an Exercise Notice shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise, and/or (y) switch some or all of such Exercise Notice from a cash exercise to a Cashless Exercise.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, if a registration statement (which may be the Registration Statement) covering the issuance or resale of the Exercise Notice Warrant Shares is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the lesser of (I) the last Weighted Average Price of the Common Stock at the time of exercise and (II) the quotient of (x) the sum of the Weighted Average Price of the Common Stock on each on the five (5) Trading Days ending at the close of business of the Principal Market immediately prior to the time of exercise as set forth in the applicable Exercise Notice, divided by (y) five (5).

C=	$0.01 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

If Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 1(d).

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11.

(f) Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. The Holder acknowledges that the Company may rely on the information set forth in the Exercise Notice, and shall not be required to independently verify whether or not an exercise would trigger the provisions of this paragraph.

(g) Required Reserve Amount. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(g) be reduced other than in connection with any exercise of Warrants or such other event covered by Section 2(c) below. The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Warrants based on the number of shares of Common Stock issuable upon exercise of Warrants held by each holder thereof on the Issuance Date (without regard to any limitations on exercise) (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Warrants, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Warrants shall be allocated to the remaining holders of Warrants, pro rata based on the number of shares of Common Stock issuable upon exercise of the Warrants then held by such holders thereof (without regard to any limitations on exercise).

(h) Insufficient Authorized Shares. If, notwithstanding Section 1(h) above, and not in limitation thereof, at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount (an

“Authorized Share Failure”), then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(i) Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(d) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if, on or after the Subscription Date and on or prior to the Expiration Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time on or after the Subscription Date and on or prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(f) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. Notwithstanding the foregoing, in the event of a Change of Control, at the request of the Holder delivered before the 30th day after such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within ten Business Days after such request (or, if later, on the effective date of the Change of Control), at the option of the Company, either (x) Common Stock (or corresponding Corporate Event Consideration, as applicable) valued at the value of the consideration received by the shareholders in such Change of Control or (y) cash, in each case, in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control.

(c) Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed, (D) on the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day, and (F) if delivered by facsimile, upon electronic confirmation of receipt of such facsimile, and will be delivered and addressed as follows:

(i) if to the Company, to:

Gevo, Inc.

345 Inverness Drive South

Building C, Suite 310

Englewood, CO 80112

Attention: Chief Financial Officer, General Counsel and Controller

Facsimile:

Email: mwillis@gevo.com, gwilliams@gevo.com and tmatthews@gevo.com

and

Perkins Coie LLP

1900 Sixteenth Street, Suite 1900

Denver, CO 80129

Attention: Jason Day

Facsimile: (303) 291-2400

Email: jday@perkinscoie.com

(ii) if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant (other than the issuance of shares of Common Stock upon exercise in accordance with the terms hereof), including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 8(i) above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

14. SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

15. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Subscription Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the lesser of 100% and the 100-day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price during the five (5) Trading Days prior to the closing of the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company’s market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company.

(g) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(h) “Common Stock” means (i) the Company’s Common Stock, par value $0.01 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(i) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(j) “Eligible Market” means The NASDAQ Capital Market, the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The New York Stock Exchange, Inc.

(k) “Expiration Date” means the date one (1) year after the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday;

(l) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries,

Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(m) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(n) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(o) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(q) “Principal Market” means the NASDAQ Capital Market, or if the Company’s Common Stock is not then listed on NASDAQ Capital Market, such exchange or quotation system on which the Common Stock then primarily trades.

(r) “Required Holders” means the holders of the Warrants representing at least a majority of the shares of Common Stock underlying the Warrants then outstanding.

(s) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary trading market or quotation system with respect to the Common Stock that is in effect on the date of receipt of an applicable Exercise Notice.

(t) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(u) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(v) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(w) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

GEVO, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

PRE-FUNDED SERIES L WARRANT TO PURCHASE COMMON STOCK

GEVO, INC.

The undersigned holder hereby exercises the right to purchase                      of the shares of Common Stock (“Warrant Shares”) of Gevo, Inc., a corporation organized under the laws of Delaware (the “Company”), evidenced by the attached Pre-Funded Series L Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                     a “Cash Exercise” with respect to                      Warrant Shares; and/or

                     a “Cashless Exercise” with respect to                      Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $                     to the Company in accordance with the terms of the Warrant.

3. Maximum Percentage Representation. Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder that after giving effect to the exercise provided for in this Exercise Notice, such Holder (together with the other Attribution Parties) will not have beneficial ownership (together with the other Attribution Parties) of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined in the Warrant) of the total outstanding shares of Common Stock of the Company as determined pursuant to the provisions of Section 1(f) of the Warrant and utilizing a Reported Outstanding Share Number equal to                     .

4. Delivery of Warrant Shares. The Company shall deliver to the holder                      Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: ,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

Facsimile:

Email:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs                      to issue the above indicated number of shares of Common Stock on or prior to the applicable Share Delivery Date.

GEVO, INC.

By:
Name:
Title: